Exhibit 99.1

Investor Relations Contacts: Cami Xue Chineseinvestors.com, Inc. Tel: (800) 958-8561 Cami@chinesefn.com

Yew Bio-Pharm Group Signs the Tripartite Joint Planting Auricularia Auricula Contract and Acquires Financial Supporting from BOCOM

HARBIN, China, May 11, 2015 /PRNewswire/ -- Yew Bio-Pharm Group, Inc. ("Yew Bio" or the "Company") (YEWB), a major grower and seller of yew trees and yew raw materials used in the manufacture of traditional Chinese medicine and products made from yew timber in China, today announced that Harbin Yew Science and Technology Development Co., Ltd., a wholly-owned subsidiary of the Company (“HDS”) entered into the Tripartite Joint Planting Auricularia Auricula Contract (the “Agreement”) with Harbin Wuchang Xinlin Forestry Co., Ltd. (“Wuchang”) and 15 Farmer Households (the “Farmers”) to joint develop a project involving the growing, harvesting, selling Auricularia Auricula products (Commonly known as the Wood Ear Mushroom). To ensure the successful execution of the project, Mr. Zhiguo Wang, the CEO and principal stockholder of the Company, collateralized his personal assets with Bank of Communications (“BOCOM”) Harbin Rongtong Branch to secure a loan to fund the project. Upon extensive review on the Company and the project, BOCOM has approved a loan totaling RMB 10,000,000 (approx. $1,630,000) to HDS. The proceeds of the loan will be used by HDS to implement its obligations under the Agreement.

In accordance with the Agreement, HDS will provide advance funding of RMB 10,000,000 (approx. $1,630,000) (the “Advance Funds”) to be used for the purchase of raw materials for the project; Wuchang will provide the land for the project which includes the clearing of forest residue to be used as the foundation of wood ear mushroom plantation and management; and the Farmers will provide the plantation equipment, daily management, harvesting, and labor salaries and other direct expenses. The project is estimated to produce a total of 380,000 kilograms wood ear mushrooms, and to generate $5,500,000 in sales. According to the Agreement, after HDS recovers its investment in the Advance Funds from the selling of the wood ear mushrooms, the remaining profits which is estimated to be about $2,700,000 will be distributed between HDS - 50%, Wuchang - 40% and the Farmers - 10%.

Wood ear mushroom is a precious Chinese medicinal and edible fungi with delicious taste and rich nutrition. It has a common reputation of "vegetarian-like meat" or the "king of vegetables". The protein found in wood ear mushroom contains a variety of amino acids, including lysine, leucine and other amino acid that are essential to human body. Wood ear mushroom is rich in colloid that can lubricate the digestive system of the human body. It also helps to dissolve remnants of food, indigestible fibrous material in the stomach, wood residue and dust. Wood ear mushroom has been long considered as preferred health food for the people that engage in cotton textile, mining, dust and maintenance of road industries. According to the article of “Progress on Medicinal Research of Wood Ear Mushroom”, wood ear mushroom helps to cool the blood as well as hemostatic effect due to its high iron content nature. In addition, with the function of anti-platelet aggregation and reducing blood clotting, wood ear mushrooms help to reduce blood clots and prevent thrombosis that in effect to prevent and maintain various cardiovascular diseases and atherosclerosis for the elderly people.

“We believe that the cooperative development and investment on the wood ear mushroom project will bring new revenue growth for the Company,” said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group. “There is great demand in wood ear mushroom in recent years as general health awareness improved. Wood ear mushroom sales is increasing in China and other foreign markets. At present, Japan is the largest consumer of wood ear mushroom, and its sales volume increased by 220 times in the last 20 years.”

“Wood ear mushroom contains high nutritional value and could potentially bring substantial future profits for the Company. We will first develop the Chinese market and then seek out to expand our global presence in an effort to support our global market development strategy. We believe that with the addition of wood ear mushroom as a new revenue source, the Company’s financial health will be greatly improved. The Company also intends to explore other potential downstream products that derive from the further processing of yew products and wood ear mushroom in the near future. It is the Company’s long-term strategy to continue to grow through product diversification in the healthcare and food industry.”

ABOUT YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM), and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains Taxol. TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers. The Company uses a patented, accelerated growth technology to speed the growth, maturity, and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. Yew Bio-Pharm recently also established a division to focus on organic foods and dietary supplements with the aim of developing new business opportunities in related industries. To learn more, please visit www.yewbiopharm.com